SECURITIES AND EXCHANGE COMMISSION

                                   Washington, D.C.  20549





                                          FORM 8-K


                                       CURRENT REPORT


                               Pursuant to Section 13 or 15(d)
                           of the Securities Exchange Act of 1934





Date of Report (Date of earliest event reported)        April 10, 1997


                        DEAN WITTER REALTY INCOME PARTNERSHIP I, L.P.
                   (Exact name of registrant as specified in its charter)


          Delaware                                0-13260       13-3174553
(State or other jurisdiction                    (Commission (I.R.S. Employer
    of incorporation)                           File Number)Identification No.)


  Two World Trade Center, New York, New York                 10048
   (Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code     (212) 392-1054



                (Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets

Pursuant to an agreement dated as of February 28, 1997, Century Square Venture (which is owned 25% by the Partnership and 75% by Dean Witter Realty Income Partnership II, L.P., an affiliated public partnership) entered into an agreement with Spieker Properties, L.P., an unaffiliated party, to sell the land and building which comprise the Century Square property for a negotiated sale price of $41,500,000.

The closing of the sale took place on April 10, 1997. The purchase price was paid in cash at closing. The Partnership received approximately $10.2 million, representing its 25% share of the cash received by Century Square Venture net of closing costs.

Item 7.  Financial Statements and Exhibits

(b)   Pro Forma Financial Information

      On a pro forma basis, if the sale of the Property had been consummated on January 31, 1997, the Partnership's Balance Sheet as of such date would have reflected an increase in cash and cash equivalents of $10.2 million, a decrease in investments in joint ventures of $8.4 million and an increase in Partners' capital of $1.8 million. For the Statement of Operations, if the transaction was consummated as of November 1, 1995, for the year ended October 31, 1996, the Partnership's equity in earnings of joint venture and total revenues would have decreased by $0.6 million, and net loss would have increased by $0.6 million; net loss per limited partnership unit ("Unit") of $53.66 would have increased by $5.72 to $59.38. For the Statement of Operations, if the transaction was consummated as of November 1, 1996, for the three months ended January 31, 1997, the Partnership's equity in earnings of joint ventures, total revenues and net income would have decreased by $.1 million; net income per Unit of $5.93 would have decreased by $1.40 to $4.53. The pro forma adjustments to the Statements of Operations exclude the Partnership's non-recurring gain on the sale.

(c)   Exhibits

      (1)    Purchase and Sale Agreement dated as of
             February 28, 1997 between Century Square
             Venture as Seller and Spieker Properties,
             L.P. as Purchaser.

                                 SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 DEAN WITTER REALTY INCOME PARTNERSHIP
                                   I, L.P.

                           By:   Dean Witter Realty Income Properties I,
                                   Inc.
                                 Managing General Partner



                           By:   /s/E. Davisson Hardman, Jr,
                                 E. Davisson Hardman, Jr.
                                 President




Date:  April 24, 1997

               Exhibit Index for Dean Witter Realty Income Partnership I, L.P.



Exhibit
  No.                      Description

(1)                        Purchase and Sale Agreement
                           dated as of February 28, 1997
                           between Century Square Venture
                           as Seller and Spieker
                           Properties, L.P. as Purchaser.





































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